                                             Registration Statement No. 33-33691



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post Effective Amendment No. 9
                                       to
                                    FORM S-2
                                       to
       REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT OF 1933

                         THE TRAVELERS INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)

                I.R.S. Employer Identification Number: 06-0566090

          One Tower Square, Hartford, Connecticut 06183 (860) 277-0111
-------------------------------------------------------------------------------
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                Ernest J. Wright
                         The Travelers Insurance Company
                                One Tower Square
                           Hartford, Connecticut 06183
                                 (860) 277-4345
                         -------------------------------
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)


Approximate date of commencement of proposed sale to the public: The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. X
                             ---

If the Registrant elects to deliver its latest Annual Report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. ___

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Action registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ___.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS
                       ----------------------------------

                         THE TRAVELERS INSURANCE COMPANY

          Cross Reference Sheet Pursuant to Regulation S-K, Item 501(b)
          -------------------------------------------------------------

Item
No.      Form S-2 Caption                                     Heading in Prospectus
----     ----------------                                     ---------------------

 1.      Forepart of the Registration                         Outside Front Cover Page of Registration
         Statement and Outside Front                          Statement and Prospectus
         Cover Page of Prospectus

 2.      Inside Front and Outside Back                        Inside Front Cover
         Cover Pages of Prospectus

 3.      Summary Information, Risk                            Prospectus Summary; Inside Front
         Factors and Ratio of Earnings to                     Cover Page
         Fixed Charges

 4.      Use of Proceeds                                      Investments by the Company

 5.      Determination of Offering Price                      Not Applicable

 6.      Dilution                                             Not Applicable

 7.      Selling Security Holders                             Not Applicable

 8.      Plan of Distribution                                 Distribution of the Contracts and Certificates

 9.      Description of Securities                            Description of the Contracts and Certificates
         to be Registered

10.      Interests of Named Experts                           Not Applicable
         and Counsel

11.      Information with Respect to                          Outside Front Cover Page; The Insurance
         the Registrant                                       Company; Incorporation of Certain
                                                              Documents by Reference

12.      Incorporation of Certain                             Incorporation of Certain Documents by
         Information by Reference                             Reference

13.      Disclosure of Commission                             Not Applicable
         Position on Indemnification
         for Securities Act Liabilities

                                      T-MARK

            GROUP AND INDIVIDUAL MODIFIED GUARANTEED ANNUITY CONTRACTS

                                    ISSUED BY

                         THE TRAVELERS INSURANCE COMPANY

                                    PROSPECTUS

                                   MAY 1, 1997

    ONE TOWER SQUARE, HARTFORD, CONNECTICUT 06183 * TELEPHONE: (860) 277-0111

                      THIS PAGE INTENTIONALLY LEFT BLANK.

                                     T-MARK

                     MODIFIED GUARANTEED ANNUITY CONTRACTS
--------------------------------------------------------------------------------

This Prospectus describes $200 million in interests of group and individual modified guaranteed annuity contracts and certificates offered by The Travelers Insurance Company (the "Company"). These contracts and certificates are used in connection with (1) plans qualified under Section 401(a), 401(k) or 403(a) of the Internal Revenue Code (the "Code") (pension and profit-sharing plans); (2) annuity purchase plans adopted pursuant to Section 403(b) by public school systems and certain organizations tax-exempt under Section 501(c)(3) of the Code; (3) individual retirement annuities (IRAs) established by persons eligible under Section 408 of the Code; (4) contracts purchased by the United States Government, any state government or political subdivision thereof, or any agency or instrumentality (within the meaning of Section 414(d) of the Code), for use in satisfying its obligation to provide a benefit under a governmental plan; and
(5) deferred compensation plans under Section 457 of the Code. In addition, this Prospectus describes annuity contracts and Certificates offered for various non tax-benefited purposes to the general public (subject to state approval).

Participation in a Group Contract will be separately accounted for by the issuance of a Certificate evidencing the Participant's interest under a Group Contract issued to an employer or a group trust.

A minimum purchase payment of at least $5,000 must accompany the application for a Contract or a Statement of Participant. No additional payment of less than $5,000 is permitted under a Certificate. (See "Application and Purchase Payment," page 1.)

The Maturity Value will be guaranteed by the general assets of the Company. The Company intends generally to invest funds received under the Contracts in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which fixed income securities may be zero coupon securities. (See "Investments by the Company," page 8.)

These securities may be subject to a substantial market value adjustment if not held to the Maturity Date of a Deposit which could result in the receipt of less than your original Purchase Payment. In addition, these securities may be subject to a surrender charge if a surrender is made before a deposit has been held for at least five years. See "Market Value Adjustment," page 4, and "Surrender Charge," page 3.

Upon a subsequent Guarantee Period, the Guaranteed Interest Rate will be declared by the Company based on various factors. It may be higher or lower than the previous Guaranteed Interest Rate. See "Guarantee Periods," page 1 and "Establishment of Guaranteed Interest Rates," page 3.

Except for Contracts and Certificates issued to residents of the state of New York, there is no minimum guaranteed renewal interest rate.


THIS PROSPECTUS IS ACCOMPANIED BY A COPY OF THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-K WHICH CONTAINS ADDITIONAL INFORMATION ABOUT THE COMPANY.



MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED OR OTHERWISE PROTECTED BY THE FDIC, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTMENT.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   THE DATE OF THIS PROSPECTUS IS MAY 1, 1997

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby. For further information with respect to the Company and these securities, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any Contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such Contract or document filed as an exhibit to the Company's Registration Statement, each such statement being qualified in all respects by such reference. The Company does not plan to furnish subsequent annual reports containing financial information to the owners of contracts or certificates described in this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The Company's latest Annual Report on Form 10-K has been filed with the Commission pursuant to Section 15(d) of the Exchange Act. The 10-K is incorporated by reference into this Prospectus and must accompany this Prospectus. The Form 10-K contains additional information about the Company, including certified financial statements for the Company's latest fiscal year. It was filed on March 26, 1997 via Edgar; File No. 33-33691.


The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to The Travelers Insurance Company, Annuity Services, One Tower Square, Hartford, Connecticut 06183-5030, telephone 860-422-3985.

                               TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS..............................................................    iv
PROSPECTUS SUMMARY.....................................................................    vi
THE INSURANCE COMPANY..................................................................     1
DESCRIPTION OF THE CONTRACTS AND CERTIFICATES..........................................     1
     General...........................................................................     1
     Application and Purchase Payment..................................................     1
     Right to Cancel...................................................................     1
ACCUMULATION PERIOD....................................................................     1
     Guarantee Periods.................................................................     1
     Establishment of Guaranteed Interest Rates........................................     3
SURRENDERS.............................................................................     3
     General...........................................................................     3
     Surrender Charge..................................................................     3
     Market Value Adjustment...........................................................     4
     Waiver, Reduction or Elimination of Surrender Charge..............................     5
     Reduction or Elimination of Surrender Charges.....................................     6
     Premium Taxes.....................................................................     6
     Death Benefit.....................................................................     6
     Payment on Surrender..............................................................     6
ANNUITY PERIOD.........................................................................     6
     Electing the Annuity Commencement Date and Form of Annuity........................     6
     Change of Annuity Commencement Date or Annuity Option.............................     7
     Annuity Options...................................................................     7
     Annuity Payments..................................................................     7
     Death of Annuitant After Annuity Commencement Date................................     8
INVESTMENTS BY THE COMPANY.............................................................     8
AMENDMENT..............................................................................     8
ASSIGNMENT.............................................................................     8
DISTRIBUTION...........................................................................     8
FEDERAL TAX CONSIDERATIONS.............................................................     9
     General...........................................................................     9
     Section 403(b) Plans and Arrangements.............................................     9
     Qualified Pension and Profit-Sharing Plans........................................     9
     Individual Retirement Annuities...................................................    10
     Section 457 Plans.................................................................    10
     Nonqualified Annuities............................................................    10
     The Employee Retirement Income Security Act of 1974...............................    11
     Federal Income Tax Withholding....................................................    12
     Tax Advice........................................................................    13
LEGAL OPINION..........................................................................    13
EXPERTS................................................................................    13
APPENDIX A.............................................................................    14
APPENDIX B.............................................................................    16

                           GLOSSARY OF SPECIAL TERMS
--------------------------------------------------------------------------------

In this Prospectus "We," "Us," "Our," and the "Company" refer to The Travelers Insurance Company, and "You," "Yours," and "Participant" refer to a person who has been issued a Certificate. "You," "Your" and "Owner" refer to a person who has been issued an Individual Contract.

ACCOUNT -- An Account is the Cash Value or Cash Surrender Value credited to a Participant or to the Owner.

ACCUMULATED VALUE -- The value of the Deposit which is credited daily at the Guaranteed Interest Rate.

ANNUITANT -- The person on whose life the Individual Contract has been issued.

ANNUITY COMMENCEMENT DATE -- The date designated in the Certificate or otherwise by the Participant to receive benefits. Referred to in the Individual Contract as the Maturity Date.

CASH SURRENDER VALUE -- The Cash Value of all the Deposits credited to that Account, less the Surrender Charge and any applicable premium tax.

CASH VALUE -- The Maturity Value of a Deposit on the Maturity Date or the Market Adjusted Value before the Maturity Date of that Deposit. The Cash Value of an Account on any date is the sum of the Cash Value of all the Deposits credited to the Account.

CERTIFICATE -- Evidence of a participating interest under a Group Contract. Any reference in this Prospectus to Certificate includes the underlying Group Contract.

CERTIFICATE DATE -- The effective date of participation under the Group Contract as designated in the Certificate.

CERTIFICATE YEAR -- Annual periods computed from the Certificate Date.

COMPANY -- The Travelers Insurance Company.

COMPANY'S HOME OFFICE -- The principal executive offices of The Travelers Insurance Company located at One Tower Square, Hartford, Connecticut 06183.

CONTRACT DATE -- The effective date of the Individual Contract as designated in the Contract.

CONTRACT YEAR -- Annual periods computed from the Contract Date.

DEPOSIT -- The net premium payment or renewal amount applied to the credit of an Account at a Guaranteed Interest Rate.

GROUP CONTRACT -- The group T-Mark modified guaranteed annuity contract as described in this prospectus, for which the Contract Owner receives a Contract and each Participant receives a Certificate.

GUARANTEE PERIOD -- The period between the initial Premium Payment or Renewal Date and the Maturity Date during which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE -- The annual effective interest rate which is the applicable interest rate contained in a schedule of rates established by the Company from time to time for various durations.

INDIVIDUAL ACCOUNT -- The Cash Value or Cash Surrender Value credited to a Participant or beneficiary.

INDIVIDUAL CONTRACT -- The individual T-Mark modified guaranteed annuity contract as described in this prospectus. The Contract is issued to the Contract Owner.

MARKET ADJUSTED VALUE -- The current value of the Deposit on a date before the Maturity Date. This value is computed using the market value adjustment formula, as described in this Prospectus.

MATURITY DATE OF A DEPOSIT -- The last day in a Guarantee Period.

MATURITY VALUE -- The guaranteed value of the Deposit which is the net premium payment or renewal amount plus interest credited thereon during the Guarantee Period. The Company will declare the annual effective rate of interest when the net premium is applied, as described in this Prospectus.

OWNER -- The person or entity to whom the annuity contract is issued.

OWNER'S ACCOUNT -- The Cash Value credited to the Owner.

PARTICIPANT -- An eligible person who participates in the Plan and on whose life a Certificate is issued.

PARTICIPANT'S INTEREST -- The Cash Value or Cash Surrender Value of the Participant's Individual Account to which the Participant is entitled under the Certificate. The Participant's Interest will be the value of that Participant's Individual Accounts unless the owner (under the terms of the Plan, if any) instructs us otherwise.

STATEMENT OF PARTICIPANT -- An application for participation under a Group Contract.

                               PROSPECTUS SUMMARY
--------------------------------------------------------------------------------

The Travelers Insurance Company ("the Company"), an indirect wholly owned subsidiary of Travelers Group Inc., offers group and individual modified guaranteed annuity (subject to state approvals) contracts (the "Contracts"). As described in this Prospectus, the Contracts have a Guaranteed Interest Rate which is credited to the Deposit in the Contract when the Deposit is held to its Maturity Date. Surrenders prior to the Maturity Date of a Deposit are subject to a Market Value Adjustment and a surrender charge (if applicable).

When a payment is made under the Contract or Certificate, the Owner or Participant, as applicable selects a Guarantee Period from among those then offered by the Company. During this Guarantee Period, the purchase payment earns interest at the applicable Guaranteed Interest Rate as established by the Company. Interest is credited on a daily basis and this compounding effect is reflected in the Guaranteed Interest Rate. At the end of each Guarantee Period, a subsequent Guarantee Period of seven days will begin, unless the individual elects a different duration. The Participant or Owner, as applicable must elect the length of a subsequent Guarantee Period during the 30 days before the end of the previous Guarantee Period. Failure to make an election will result in an automatic renewal of the Deposit for a period of seven days. As of the first day of each subsequent Guarantee Period, the funds will earn interest at the then applicable subsequent Guaranteed Interest Rate. (See "Guarantee Periods," page 1 and "Establishment of Guaranteed Interest Rates," page 3.)

Subject to certain restrictions, total and partial surrenders are permitted. However, these surrenders may be subject to a surrender charge and/or a Market Value Adjustment. No Market Value Adjustment will be applied to any surrender effective as of the end of a Guarantee Period. No surrender charge will be applied to any payment that has been held under the Contract or Certificate for at least five years. For Deposits which have not been held under the Contract or Certificate for at least five years, a graded surrender charge beginning at a maximum of 7% will be assessed if you surrender. The surrender charge will apply if a surrender occurs at the expiration date of the Guarantee Period for Deposits in the contract less than five years. We will waive the surrender charge in certain instances. (See "Waiver, Reduction or Elimination of Surrender Charge," page 5.) For 403(b) plan participants, partial and full surrenders may be subject to restrictions. (See "Section 403(b) Plans and Arrangements," page 9.)

We may defer payment of any surrender for a period of up to six months from the date we receive notice of surrender or the period permitted by state law, if less, but such a deferral of payment will not be for a period greater than five business days except under extraordinary circumstances. We will pay annual interest of at least 3.5% on any amounts deferred for more than thirty days during such period if we choose to exercise this deferral right. (See "Surrenders," page 3.)

A Market Value Adjustment will be applied only when the surrender occurs prior to the Maturity Date of the Deposit. The Market Adjusted Value will reflect the relationship, at the time of surrender, between the rate we are then crediting on new Deposits with the same duration as the time remaining in the Guarantee Period, and the Guaranteed Interest Rate applicable to that Deposit. Generally, the primary factor affecting the amount of the Market Value Adjustment is the level of interest rates on investments to be made by the Company at the time that the current Guaranteed Interest Rates are established. The Market Adjusted Value is sensitive, therefore, to changes in current interest rates. The Market Value Adjustment may increase or decrease the value of your investment prior to the Maturity Date. It is possible that the amount you receive upon surrender would be less than your original Deposit if interest rates increase. Also, if interest rates decrease, the amount you receive upon surrender may be more than your original Deposit and accrued interest. (See "Surrenders," page 3.)

On the Annuity Commencement Date specified by the Participant of a Group Contract or the Contract Owner, if an Individual Contract, the Company will pay the designated individual a lump sum payment or start to pay a series of payments. A series of payments may be elected under certain Annuity Options. (See "Annuity Options," page 7.)

The Contracts and Certificates provide for a guaranteed death benefit in the event of the Participant's or Owner's death prior to the Annuity Commencement Date. (See "Death Benefit," page 6.)

                             THE INSURANCE COMPANY
--------------------------------------------------------------------------------

The Travelers Insurance Company (the "Company") is an indirect wholly owned subsidiary of Travelers Group Inc. The Company is a stock insurance company chartered in 1864 in the state of Connecticut and has been continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company's principal executive office is located at One Tower Square, Hartford, Connecticut 06183, telephone number (860) 277-0111.

                 DESCRIPTION OF THE CONTRACTS AND CERTIFICATES
--------------------------------------------------------------------------------

GENERAL

The Group and Individual Contracts described in this Prospectus are available for use in connection with nonqualified purchases (subject to state approval). The Company also offers the contracts in the following qualified programs: (1)
Section 401(a), 401(k) and 403(a) plans; (2) Section 403(b) plans; (3) IRAs; (4) governmental plans as described in Section 414(d); and (5) deferred compensation plans described in Section 457. All Section references are to the Internal Revenue Code (the "Code"), unless otherwise noted.

As described in this Prospectus, the contracts have a Guaranteed Interest Rate which is credited to a Deposit in the contract when the Deposit is held to its Maturity Date. Surrenders prior to the Deposit's Maturity Date are subject to a Market Value Adjustment and a surrender charge (if applicable).

These contracts may not be available in all states.

APPLICATION AND PURCHASE PAYMENT

To apply, an individual must complete a Statement of Participant for a Certificate, or an application for a Contract. A minimum purchase payment of $5,000 is required. Additional purchase payments of at least $5,000 may be made. Payments under a Certificate or an individual Contract may not exceed $1,000,000 in any one year without our prior approval.

In the event that your application is not properly completed, we will attempt to contact you by telephone. We will return an improperly completed application, along with the corresponding purchase payment, ten days after we receive it if the application has not been properly completed by that time.

The Maturity Value is guaranteed by our general assets. A payment is credited to an Account which the Company establishes on the date we receive a properly completed application or Statement of Participant along with the purchase payment. The Company then issues a Certificate or individual Contract, as applicable and confirms the purchase payment in writing. Additional payments are credited and confirmed in the same manner. Interest is earned the next day.

RIGHT TO CANCEL

State law may afford a right to cancel a Certificate or Contract for a certain period of time after its receipt and may allow a refund of the entire purchase payment. For revocation to be effective, a written notice of cancellation must be mailed or delivered to the Company's Home Office.

                              ACCUMULATION PERIOD
--------------------------------------------------------------------------------

GUARANTEE PERIODS

The Participant or Owner (as applicable) selects the duration of the Guarantee Period from among those durations we offer. As of the date of this Prospectus, we offer Guarantee Periods with durations ranging from seven days to ten years; however, the Guarantee Periods we offer in the future could be different. The duration selected will determine the Guaranteed Interest Rate, and the Deposit (less surrenders made and less applicable premium taxes, if any) will earn interest at this Guaranteed Interest Rate during the entire Guarantee Period. All interest earned will be credited daily; this compounding effect is reflected in the Guaranteed Interest Rate.

The following is an illustration of how we will credit interest during the Guarantee Period. For the purpose of this example, we have made the assumptions as indicated.

                EXAMPLE OF GUARANTEED INTEREST RATE ACCUMULATION

Beginning Account Value:  $50,000
Guarantee Period:          5 Years
Guaranteed Interest Rate:   5% Annual Effective Rate

                 INTEREST
                 CREDITED
              TO THE ACCOUNT
                DURING THE          CUMULATIVE INTEREST       ACCUMULATED
  YEAR       GUARANTEE PERIOD     CREDITED TO THE ACCOUNT        VALUE
-------------------------------------------------------------------------

6 months        $ 1,234.75              $  1,234.75           $ 51,234.75
     1            2,500.00                 2,500.00             52,500.00
     2            2,625.00                 5,125.00             55,125.00
     3            2,756.25                 7,881.25             57,881.25
     4            2,894.06                10,775.31             60,775.31
     5            3,038.77                13,814.08             63,814.08

Guaranteed Value of the Deposit at the end of five years is: $50,000.00 + $13,814.08 = $63,814.08

NOTE: EXAMPLE ASSUMES NO SURRENDERS OF ANY AMOUNT DURING THE ENTIRE FIVE-YEAR PERIOD. A MARKET VALUE ADJUSTMENT APPLIES AND A SURRENDER CHARGE MAY APPLY TO ANY INTERIM SURRENDER. (SEE "SURRENDERS," PAGE 3.) THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CERTIFICATE. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

At the end of any Guarantee Period, a subsequent Guarantee Period will begin. We will notify you in writing about a subsequent Guarantee Period before Maturity. This written notification will not specify the interest rate for renewal Deposits. You or the Participant (as provided in the Plan, if any) must elect, during the 30-day period before the end of the previous Guarantee Period, a Guarantee Period of a different duration from among those we offer at that time. The election may be made by notifying us in writing or by calling 1-800-TRANSFR (outside Connecticut) or 1-800-233-3591 (in Connecticut). If no election is made, we will automatically renew the Deposit for a period of seven days. In no event may subsequent Guarantee Periods extend beyond the Annuity Commencement Date then in effect. For example, if the Participant or Annuitant, under an individual Contract is age 62 at the expiration of a Guarantee Period and his or her Annuity Commencement Date is age 65, a three-year Guarantee Period is the maximum Guarantee Period that may be selected. The Deposit will then earn interest at a Guaranteed Interest Rate which we have declared for such duration. Interest rates may fluctuate daily.

At the beginning of any subsequent Guarantee Period for a Deposit, the value of the Deposit will be the Maturity Value of that Deposit at the end of the Guarantee Period just ending. This amount (less surrenders made since the beginning of the subsequent Guarantee Period) will earn interest in the subsequent Guarantee Period at the then applicable Guaranteed Interest Rate, which may be higher or lower than the previous Guaranteed Interest Rate.

At your written request, we will notify you of the subsequent Guaranteed Interest Rate. You may also call us at 860-422-3985 to inquire about subsequent Guaranteed Interest Rates.

ESTABLISHMENT OF GUARANTEED INTEREST RATES

The Guaranteed Interest Rate for a chosen Guarantee Period will be known at the time a Deposit is received or renewed, and we will send a confirmation which will show the amount and the applicable Guaranteed Interest Rate. There is no minimum Guaranteed Interest Rate for renewal Deposits. (Certificates and Contracts issued to residents of the state of New York provide for a minimum renewal interest rate of 3% per annum.) The rate on renewal Deposits will be equal to or greater than the rate credited on new Deposits at that time.

Prior to the Annuity Commencement Date, we currently send a quarterly statement showing a summary of the Account within 30 days after the end of each calendar quarter. We reserve the right to send statements less frequently but not less than once in each calendar year.

The Company has no specific formula for determining the rate of interest that it will declare as Guaranteed Interest Rates in the future. The Guaranteed Interest Rates will be declared from time to time as market conditions dictate. (See "Investments by the Company," page 8.) In addition, the Company may also consider various other factors in determining Guaranteed Interest Rates for a given period, including regulatory and tax requirements, sales commissions and administrative expenses we bear, general economic trends, and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO THE GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES.

                                   SURRENDERS
--------------------------------------------------------------------------------

GENERAL

Subject to certain tax law and retirement plan restrictions (see "Federal Tax Considerations," page 9), full and partial surrenders may be made at any time. For participants in Section 403(b) tax deferred annuity plans, a cash surrender may not be made from certain salary reduction amounts prior to age 59 1/2, separation from service, death, disability or hardship. (See "Section 403(b) Plans and Arrangements," page 9.)

In the case of all surrenders, the Cash Value will be reduced by the amount surrendered on the surrender date and that amount will be payable to the Participant or the Owner, as applicable. When a surrender is made, the Deposit and the Maturity Value of that Deposit will be reduced in the same proportion as the ratio of the gross amount surrendered to the Cash Value. Upon request the Company will inform you of the amount payable under a full or partial surrender. Any full or partial surrender may be subject to tax. (See "Federal Tax Considerations," page 9.)

SURRENDER CHARGE

No deduction for a sales charge is made from the purchase payment when received. However, a surrender charge may be assessed on surrenders made before the Deposit has held for five years. The surrender charge is computed as a percentage of the amount surrendered, which includes the Deposit and the earnings credited thereon subject to a Market Value Adjustment and increases in dollar amount as the value of the deposit increases. The following chart indicates the percentage charge applied:

YEARS SINCE DEPOSIT             CHARGE AS PERCENTAGE
     WAS MADE                 OF GROSS SURRENDER VALUE
------------------------------------------------------

         1                                7%
         2                                6%
         3                                5%
         4                                4%
         5                                3%
    Thereafter                            0%

No surrender charge will be made for surrenders of a Deposit which has been held for at least five years.

The surrender charges listed above will apply to full or partial surrenders, irrespective of the length of the Guarantee Period selected. For example, assume a Guarantee Period of four years. Further assume an election not to renew the Deposit for a second Guarantee Period, but to redeem it on its Maturity Date. In this hypothetical case, any surrenders made during the fourth year, even on the Maturity Date, will be subject to a 4% Surrender Charge.

MARKET VALUE ADJUSTMENT

The amount payable on a partial or full surrender may be adjusted up or down by the application of the Market Value Adjustment formula. The Market Adjusted Value of a Deposit is the current value of the Deposit on a date before its Maturity Date. This value is generally computed using Formula A below, except that contracts issued in the state of New York shall use Formula B in computing the Market Adjusted Value. Both formulas are as follows:

FORMULA A

                                                       1            ()
Market Adjusted Value = (Maturity Value) X       --------------     t/365
                                            F    1 + iC + .005    G

FORMULA B (To be used only in connection with contracts issued in the State of New York.)

                                                        1            ()
Market Adjusted Value = (Maturity Value) X       ---------------     t/365
                                            F    1 + iC + .0025    G

(where "iC" is the current Guaranteed Interest Rate for a Guarantee Period of "t" days and "t" is the number of days remaining in the Guarantee Period.)

The current Guaranteed Interest Rate is declared periodically by the Company and is the rate (straight line interpolation between whole years) which the Company is then paying on premiums paid under this class of contracts if applied to the same maturity date of the Deposit to which the formula is being applied.

A Market Value Adjustment will only be applied when the surrender occurs prior to the Maturity Date of the Deposit. The Market Adjusted Value will reflect the relationship, at the time of surrender, between the rate the Company is then crediting on new Deposits with the same duration as the time remaining on the Guarantee Period, and the Guaranteed Interest Rate applicable to the Deposit. Generally, the primary factor affecting the amount of the Market Value Adjustment is the level of interest rates on investments to be made by the Company at the time that the current Guaranteed Interest Rates are established. The Market Adjusted Value is sensitive, therefore, to changes in current interest rates. So, the level of the Market Value Adjustment is dependent upon the current interest rate at the time of surrender. The Market Value Adjustment may increase or decrease the value of this investment prior to the Maturity Date. It is possible that the amount you receive upon surrender would be less than your original purchase payment if interest rates increase. Also, if interest rates decrease, the amount you receive on surrender may be more than your original purchase payment and accrued interest.

For example, assume the purchase of a Certificate or Contract and the selection of a Guarantee Period of ten years and a Guaranteed Interest Rate for that duration of 9% per year. Further assume at the end of seven years a partial surrender is made. (A partial surrender does not affect the current Guaranteed Interest Rate as applied to all remaining deposits.) If the market rate we are then crediting for new Deposits of three years is 7%, then the Market Adjusted Value will be greater than the Deposit accumulated at the Guaranteed Interest Rate (disregarding premium taxes, if any). On the other hand, if the current rate we are crediting on new Deposits of three years is, for example, 11%, the Market Adjusted Value will be less than the Deposit accumulated at the Guaranteed Interest Rate. (For an illustration showing an upward and downward adjustment, see Appendix A.)

WAIVER, REDUCTION OR ELIMINATION OF SURRENDER CHARGE

The surrender charge will be waived if:

     -- an annuity payout is begun;

     -- an Income Option (as set forth in Appendix B) of at least three years' duration is begun after the first Certificate Year or Contract Year, as applicable;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract becomes disabled (as defined by the Internal Revenue Service) subsequent to purchase of the Certificate or Contract;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract dies;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under a tax deferred annuity plan (403(b) plan) retires after age 55, provided the Certificate or Contract has been in effect five years or more;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under an IRA plan reaches age 70 1/2, provided the Certificate or Contract, as applicable, has been in effect five years or more;

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under a qualified pension or profit-sharing plan, including a 401(k) plan, retires at or after age 59 1/2, provided the Certificate or Contract, as applicable has been in effect five years or more; or if refunds are made to satisfy the anti-discrimination test; (for Participants or Annuitants under contracts issued before May 1, 1992, the surrender charge will also be waived if he or she retires at normal retirement age (as defined by the plan), provided the Certificate or Contract has been in effect one year or more); or

     -- the Participant of a Group Contract, or Annuitant of an Individual
        Contract under a Section 457 deferred compensation plan retires and the Certificate or Contract has been in effect five years or more, or if a financial hardship or disability withdrawal has been allowed by the plan administrator under applicable IRS rules.

In addition, for individuals under a 403(b) annuity, a pension or profit-sharing plan, or a Section 457 deferred compensation plan, there is a 10% free withdrawal allowance for partial surrenders prior to the Annuity Commencement Date. An individual under an IRA plan who is over age 59 1/2 has a 20% free withdrawal allowance. This means that, each Certificate or Contract Year after the first such year, for the first partial surrender made in that year, 10% (20% for IRA plans) of his or her Cash Value may be withdrawn without a surrender charge. All Cash Values withdrawn will reflect any applicable Market Value Adjustment. Full surrenders are not eligible for the free withdrawal allowance. Failure to use all or part of the free withdrawal allowance in any Certificate or Contract Year forfeits the balance of the allowance for that year. For 403(b) plan participants, partial and full surrenders may be subject to restrictions. (See "Section 403(b) Plans and Arrangements," page 9.)

REDUCTION OR ELIMINATION OF SURRENDER CHARGES

The amount of the surrender charge and the duration for which it may be assessed may be reduced or eliminated when sales of the Certificates or Contracts are made to persons in certain purchase arrangements in such a manner that results in savings or reductions of sales expenses. The entitlement to such a reduction in the surrender charge will be based on the size and type of group to which sales are to be made (the sales expenses for a larger group are generally less than for a smaller group), and any prior or existing relationship with the Company (sales expenses are likely to be less when there is a prior or existing relationship because of the likelihood of utilizing existing sales mechanisms).

There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales expenses. In no event will reductions or elimination of the surrender charge and its duration be permitted where such reductions or elimination will be unfairly discriminatory to any person.

PREMIUM TAXES

Certain state and local governments impose premium taxes. These taxes currently range from 0.5% to 5.0%, depending upon jurisdiction. The Company, in its sole discretion and in compliance with any applicable state law, will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time purchase payments are made to the Contract, but no earlier than when the Company has a tax liability under state law.

DEATH BENEFIT

If a Participant under a group Contract, or an Annuitant under an individual Contract dies before his or her Annuity Commencement Date, the Death Benefit payable to the Beneficiary will equal (a) the greater of the Cash Value or the Accumulated Value of the Contract or of that Participant's Interest under a group Contract, if death occurs before age 65; or (b) the Cash Value of the Contract or the Participant's Interest under a group Contract, if death occurs on or after age 65 less any applicable premium tax.

PAYMENT ON SURRENDER

We may defer payment of any partial or full surrender for a period not exceeding six months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under extraordinary circumstances will we defer a surrender payment more than five business days, and if we defer payment for more than 30 days, we will pay annual interest of at least 3.5% on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis. If we intend to withhold payment for more than thirty days, we will notify you in writing.

                                 ANNUITY PERIOD
--------------------------------------------------------------------------------

ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

For each individual Contract, the Annuity Commencement Date for the Contract must be indicated on the Application. For each Certificate, an Annuity Commencement Date must be indicated on the Statement of Participant. The value of an Account (less applicable premium taxes, if any) may be applied on the Annuity Commencement Date under any of the Annuity Options described below. In the absence of an election, the value of the Account (the Cash Value, for an individual Contract), will be applied on the Annuity Commencement Date under Option 2 to provide a life annuity with 120 monthly payments certain or, if the contract is issued to fund a qualified pension and profit-sharing plan or a Section 403(b) plan subject to ERISA, the applicable amount will be applied under Option 4 to provide a joint and last survivor life annuity.

CHANGE OF ANNUITY COMMENCEMENT DATE OR ANNUITY OPTION

The Annuity Commencement Date and the Annuity Option may be changed, but any such change must be made in writing and received by us at least 30 days prior to the scheduled Annuity Commencement Date.

ANNUITY OPTIONS

Any one of the following Annuity Options may be elected subject to certain tax law qualification limitations on distributions:

OPTION 1 -- LIFE ANNUITY: It would be possible under this Option for an Annuitant to receive only one payment if he/she died before the due date of the second annuity payment, two if he/she died before the third payment and so on.

OPTION 2 -- LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS ASSURED: An annuity providing monthly income based on the life of the Annuitant for a fixed period of 120 months, 180 months or 240 months (as selected). If the Annuitant dies before the monthly payments are completed, the Company will continue to make payments for the remainder of the period.

OPTION 3 -- CASH REFUND LIFE ANNUITY: An annuity payable monthly during the lifetime of the Annuitant on whose life payments are based provided that, at the death of the Annuitant, the beneficiary will receive an additional payment equal to the excess, if any, of (a) minus (b) where (a) is the amount applied under this option and (b) is the sum of all Annuity Payments previously made.

OPTION 4 -- JOINT AND LAST SURVIVOR LIFE ANNUITY: An annuity payable monthly during the joint lifetime of the Annuitant and a secondary payee on whose lives payments are based, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. It would be possible under this Option for the Annuitant or secondary payee to receive only one payment in the event of death before the due date for the second payment and so on.

OPTION 5 -- OTHER ANNUITY OPTIONS: An annuity payable as is mutually agreed on by the Company and the Annuitant or Owner, as provided in the Plan, if any.

The Tables contained in the Certificate provide for guaranteed dollar amounts of monthly payments for each $1,000 applied under the first five Annuity Options. For Options 1, 2, 3 and 4, the amount of each payment will depend on the age (and sex, if applicable) of the payees.

The Tables for Options 1, 2, 3 and 4 are based on the Progressive Annuity Table (assuming births in the year 1900) and a net investment rate of 3.5% a year. The Company may, at its discretion, if mortality appears more favorable and interest rates justify, apply other tables which will result in higher monthly payments for each $1,000 applied under one or more of the five Annuity Options. Income Options (Payments of a Fixed Amount, Payments for a Fixed Period and Amounts Held at Interest) are also available where permitted by tax laws.

See Appendix B for information on Income Options available as an alternative to the Annuity Options.

ANNUITY PAYMENTS

The first payment under any Annuity Option will be made on the first day of the month following the Annuity Commencement Date. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

If at any time payments under an Annuity Option are less than $50 per payment, we may change the frequency of payment to such intervals as will result in annuity payments of at least $50.

Once annuity payments have commenced, no surrender of the annuity benefit can be made for the purpose of receiving a lump-sum settlement in lieu of payments.

DEATH OF ANNUITANT AFTER ANNUITY COMMENCEMENT DATE

In the event of the death of the Annuitant after the Annuity Commencement Date, the present values on the date of death of any remaining guaranteed payments will be paid in one sum to the beneficiary designated unless other provisions have been made. Calculations of present values will be based on the interest rate that we use to determine the amount of each payment.

                           INVESTMENTS BY THE COMPANY
--------------------------------------------------------------------------------

Assets of the Company must be invested in accordance with requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All claims by purchasers of the Contracts and Certificates, and other general account products, will be funded by the Company's general account.

In establishing Guaranteed Interest Rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts and Certificates at the time that the Guaranteed Interest Rates are established. (See "Establishment of Guaranteed Interest Rates," page 3.) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which fixed income securities may be zero coupon securities. While the foregoing generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Connecticut and other state insurance laws.

                                   AMENDMENT
--------------------------------------------------------------------------------

We reserve the right to amend the Contracts and Certificates to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

                                   ASSIGNMENT
--------------------------------------------------------------------------------

Rights evidenced by a Contract or a Certificate may be assigned as permitted by applicable law, unless endorsed to the contrary. An assignment will not be binding on us until we receive notice in writing. We assume no responsibility for the validity or effect of any assignment. You should consult your tax advisor regarding the tax consequences of an assignment. Ownership of Contracts issued in connection with Section 401(a), 401(k), 403(a), 403(b), 408, 414(d) or 457 plans may not generally be assigned.

                                  DISTRIBUTION
--------------------------------------------------------------------------------


Tower Square Securities, Inc. (Tower Square) is the principal underwriter of the Contracts and Certificates. Tower Square is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. Tower Square is an indirect wholly owned subsidiary of Travelers Insurance Company. It is anticipated that an affiliated broker dealer will become the principal underwriter in 1997.

Tower Square may enter into Distribution Agreements with certain broker-dealers registered under the Securities Exchange Act of 1934. Under the Distribution Agreements such broker-dealers may offer Contracts and Certificates to persons who have established an account with the broker-dealer. In addition, the Company may offer Contracts and Certificates to members of certain other eligible groups. The Company will pay a maximum commission of 4.5%. In the future, the Company may pay a commission on an election of a subsequent Guarantee Period by a Participant or an Owner.

In addition, the Company may offer Contracts and Certificates to members of certain other eligible groups through trusts or otherwise.

                           FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

GENERAL

The Company is taxed as a life insurance company under Subchapter L of the Internal Revenue Code (the "Code"). Generally, amounts credited to a Contract are not taxable until received by the Owner, Participant or beneficiary, either in the form of Annuity Payments or other distributions. Tax consequences and limits are described further below for each annuity program. For the following discussion, the term "participant" generally refers to the individual under a Certificate and the owner of an individual Contract.

SECTION 403(B) PLANS AND ARRANGEMENTS

Purchase Payments for tax-deferred annuity contracts may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501(c)(3) of the Code. Within statutory limits, these payments are not currently includable in the gross income of the participants. Increases in the value of the Contract attributable to these purchase payments are similarly not subject to current taxation. The income in the Contract is taxable as ordinary income whenever distributed.

An additional tax of 10% will apply to any taxable distribution received by the Participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions.

Amounts attributable to salary reductions and income thereon may not be withdrawn prior to attaining the age of 59 1/2, separation from service, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.


Distribution must begin by the later of April 1st of the calendar year following the calendar year in which the Participant attains the age of 70 1/2 or April 1st of the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant.


Eligible rollover distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403(b) contract or to an Individual Retirement Arrangement
(IRA) without federal income tax withholding.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Under a qualified pension or profit-sharing trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, purchase payments made by an employer are not currently taxable to the Participant and increases in the value of a Contract are not subject to taxation until received by a Participant or beneficiary.

Distributions in the form of Annuity or Income Payments are taxable to the Participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the Participant's "investment in the Contract" is treated as a return of capital and is not taxable. Certain lump-sum distributions described in Section 402 of the Code may be eligible for special ten-year forward averaging treatment for individuals born before January 1, 1936. All individuals may be eligible for favorable five-year forward averaging of lump-sum distributions. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.


Distributions must begin by the later of April 1st of the calendar year following the calendar year in which you attain age 65 or April 1st of the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i)(1)(B), distributions must begin by April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.


An additional tax of 10% will apply to any taxable distribution received by the Participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions.

INDIVIDUAL RETIREMENT ANNUITIES


To the extent of earned income for the year and not exceeding $2,000 per individual, an individual may make deductible contributions to an individual retirement annuity (IRA). There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and based on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit of $4,000.



Partial or full distributions made prior to the age of 59 1/2, except in the case of death, disability or distribution for life or life expectancy, will incur a penalty tax of 10% plus ordinary income tax treatment of the taxable amount received. Distributions after the age of 59 1/2 are treated as ordinary income. Amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.


Section 408(k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of 15% of compensation up to $30,000 for each Participant.

SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals.

The Owner of Contracts issued under Section 457 plans is the employer or a contractor of the Participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor.

Distributions must begin generally by April 1st of the calendar year following the calendar year in which the participant attains the age of 70 1/2. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the Participant or beneficiary.

NONQUALIFIED ANNUITIES


Individuals may purchase tax-deferred annuities without tax law funding limits. The purchase payments receive no tax benefit, deduction or deferral, but taxes on the increases in the value of the Contract are generally deferred until distribution. If a nonqualified annuity is owned by other than an individual, however, (e.g., by a corporation), the increases in value attributable to purchase payments made after February 28, 1986 are includable in income annually. Furthermore, for contracts issued after April 22, 1987, all deferred increases in value will be includable in the income of an Owner when that Owner transfers the Contract without adequate consideration.


The federal tax law requires nonqualified annuity contracts issued on or after January 19, 1985 to meet minimum mandatory distribution requirements upon the death of the Owner. Failure to meet these requirements will cause the succeeding Owner or beneficiary to lose the tax benefits associated with annuity contracts, i.e., primarily the tax deferral prior to distribution. The distribution required depends upon whether an Annuity Option is elected or whether the succeeding Owner is the surviving spouse. Contracts will be administered by the Company in accordance with these rules.

If two or more nonqualified annuity contracts are purchased from the same insurer within the same calendar year, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before annuitization of a Contract will generally be taxed on an income-first basis to the extent of income in the Contract. Certain pre-August 14, 1982 deposits into a nonqualified annuity contract that have been placed in the Contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the Contract generally to the extent the Cash Value exceeds the investment in the Contract. The investment in the Contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash withdrawal under the tax law.

With certain exceptions, the law will impose an additional tax if an Owner makes a withdrawal of any amount under the Contract which is allocable to an investment made after August 13, 1982. The amount of the additional tax will be 10% of the amount includable in income by the Owner because of the withdrawal. The additional tax will not be imposed if the amount is received on or after the Owner reaches the age of 59 1/2, or if the amount is one of a series of substantially equal periodic payments made for life or life expectancy of the taxpayer. The additional tax will not be imposed if the withdrawal or partial surrender follows the death or disability of the Owner.

THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, certain special provisions may apply to the Contract if the Owner of a Section 403(b) plan Contract or certain other tax-benefited contracts requests that the Contract be issued to conform to ERISA or if the Company has notice that the Contract was issued pursuant to a plan subject to ERISA.

ERISA requires that certain Annuity Options, withdrawals or other payments and any application for a loan secured by the Contract may not be made until the Participant has filed a Qualified Election with the plan administrator. Under certain plans, ERISA also requires that a designation of a beneficiary other than the participant's spouse be deemed invalid unless the participant has filed a Qualified Election.

A Qualified Election must include either the written consent of the Participant's spouse, notarized or witnessed by an authorized plan representative, or the participant's certification that there is no spouse or that the spouse cannot be located.

The Company intends to administer all contracts to which ERISA applies in a manner consistent with the direction of the plan administrator regarding the provisions of the plan, in accordance with applicable law. Because these requirements differ according to the plan, a person contemplating the purchase of an annuity Contract should consider the provisions of the plan.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution which is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

     1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS OR FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS

       There is an unwaivable 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another retirement plan but that are not directly rolled over. A distribution made directly to a Participant or beneficiary may avoid this result if:

       (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

       (b) a complete term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

       (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law.

       A distribution including a rollover that is not a direct rollover will require the 20% withholding, and a 10% additional tax penalty may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

     2. OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

       To the extent not described as requiring 20% withholding in 1 above, the portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election out is not provided, 10% of the taxable distribution will be withheld as federal income tax. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

     3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

       The portion of a periodic distribution which constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs. As of January 1, 1997, a recipient receiving periodic payments (e.g., monthly or annual payments under an Annuity Option) which total $14,850 or less per year, will generally be exempt from the withholding requirements.


Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are not permitted to elect out of withholding.

TAX ADVICE

Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, tax advice may be needed by a person contemplating purchase of an annuity contract and by an Owner, Participant or beneficiary who may make elections under a contract. It should be understood that the foregoing description of the federal income tax consequences under these contracts is not exhaustive and that special rules are provided with respect to situations not discussed here. It should be understood that if a tax-benefited plan loses its exempt status, employees could lose some of the tax benefits described. For further information, a qualified tax adviser should be consulted.

                                 LEGAL OPINION
--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Modified Guaranteed Annuity Contracts described in this Prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law, and the validity of the forms such Contracts under Connecticut law have been passed on by the General Counsel of the Life and Annuities Division of the Company.

                                    EXPERTS
--------------------------------------------------------------------------------


The consolidated financial statements and schedules of the Travelers Insurance Company and Subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A
--------------------------------------------------------------------------------

                   ILLUSTRATION OF A MARKET VALUE ADJUSTMENT

Deposit:                     $50,000.00
Guarantee Period:          5 Years
Guaranteed Interest Rate:  5% Effective Annual Rate

The following examples illustrate how the Market Value Adjustment may affect the values of your Contract. In these examples, the surrender occurs one year after a Deposit of $50,000 was made to the Contract. The Maturity Value of this Deposit would be $63,814.08 at the end of the five-year Guarantee Period. However, after one year, when the surrenders occur in these examples, the value of the Deposit and accumulated guaranteed interest would be $52,500.00.

The Market Value Adjustment will be based on the rate the Company is crediting at the time of surrender on new Deposits of the same term-to-maturity as the time remaining in your Guarantee Period. One year after the Deposit, you would have four years remaining in the five-year Guarantee Period.

EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

A negative Market Value Adjustment results from a surrender that occurs when interest rates have increased since the date of Deposit. Assume interest rates have increased one year after the Deposit and the Company is crediting 7% for a four-year Guarantee Period. If you surrender the full Deposit, the Market Adjusted Value would be:

                                       1             (4)
$47,784.02 = $63,814.08 X       ---------------
                           F    1 + .07 + .005     G

The Market Value Adjustment is a reduction of $4,715.98 from the Deposit plus accumulated interest:

                      $47,784.02 = $52,500.00 - $4,715.98

If instead of a full surrender, 50% of the Deposit were surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                       1             (4)
$23,892.01 = $31,907.04 X       ---------------
                           F    1 + .07 + .005     G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to surrender, or $31,907.04.

EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

A positive Market Value Adjustment results from a surrender that occurs when interest rates have decreased since the date of Deposit. Assume interest rates have decreased one year later and the Company is then crediting 3.5% for a four-year Guarantee Period.

If you surrender the full Deposit, the Market Adjusted Value would be:

                                       1              (4)
$54,548.54 = $63,814.08 X       ----------------
                           F    1 + .035 + .005     G

The Market Value Adjustment is an increase of $2,048.54 over the Deposit plus accumulated interest:

                      $54,548.54 = $52,500.00 + $2,048.54

If instead of a full surrender, 50% of the Deposit were surrendered, the Market Adjusted Value of the surrendered portion would be 50% of the full surrender:

                                       1              (4)
$27,274.27 = $31,907.04 X       ----------------
                           F    1 + .035 + .005     G

The Maturity Value after the partial surrender would be 50% of the Maturity Value prior to the surrender, or $31,907.04.

These examples only illustrate what may happen when interest rates increase or decrease after a Deposit is made to the Contract. A particular Market Value Adjustment may have a greater or lesser impact than that shown in these examples, depending on how much interest rates have changed since the Deposit and the amount of time remaining to Maturity. In addition, a surrender charge may be assessed on surrenders made before the Deposit has been under the Contract for five years.

                                   APPENDIX B
--------------------------------------------------------------------------------

INCOME OPTIONS

Instead of one of the Annuity Options described on page 7, and subject to the conditions described under "Election of Options," all or part of the Cash Surrender Value of the Contract may be paid under one or more of the following Income Options, provided that they are consistent with federal tax law qualification requirements. Payments under the Income Options may be elected on a monthly, quarterly, semiannual or annual basis:

OPTION 1 -- PAYMENTS OF A FIXED AMOUNT. The Company will make equal payments of the amount elected until the Contract Value applied under this option has been exhausted. The first payment and all later payments will be paid from each Sub-Account or the Fixed Account in proportion to the Cash Surrender Value attributable to that Account. The final payment will include any amount insufficient to make another full payment.

OPTION 2 -- PAYMENTS FOR A FIXED PERIOD. The Company will make payments for the period selected. The amount of each payment will be equal to the remaining Contract Value applied under this option divided by the number of remaining payments.

OPTION 3 -- OTHER INCOME OPTIONS. The Company will make any other arrangements for Income Payments as may be mutually agreed upon.

The amount applied to effect an Income Option will be the Contract Value as of 14 days before the date Income Payments commence, less any applicable premium taxes not previously deducted and any applicable contingent deferred sales charge. The Contract Value used to determine the amount of any Income Payment will be determined on the same basis as the Contract Value during the Accumulation Period, including the deduction for mortality and expense risks and the Sub-Account Administrative Charge. Income Options differ from Annuity Options in that the amount of the payments made under Income Options are unrelated to the length of life of any person. Although the Company continues to deduct the charge for mortality and expense risks, it assumes no mortality risks for amounts applied under any Income Option. Moreover, payments are unrelated to the actual life span of any person. Thus, the Annuitant may outlive the payment period.

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                                   ISSUED BY

                        THE TRAVELERS INSURANCE COMPANY


L-11167                                                         TIC Ed 5-97

                                                               Printed in U.S.A.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

Item 14. Other Expenses of Issuance and Distribution
         -------------------------------------------

Registration Fees:  $50,000 for $200,000,000 in interests of Modified Guaranteed
                    Annuity Contracts

Estimate of Printing Costs:  $9,000.00

Cost of Independent Accountants:  $8,000.00

Item 15. Indemnification of Directors and Officers
         -----------------------------------------

Section 33-320a of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-320a provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Travelers Group Inc. provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrant. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits
         --------

(a)      Exhibits

         1. Underwriting Agreement. (Incorporated herein by reference to Exhibit 1. to Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 filed April 17, 1996.)

         2. Agreement and Plan of Merger dated June 25, 1995, by and among United HealthCare Corporation, Montana Acquisition, Inc., The MetraHealth Companies, Inc. and Certain Other Persons. (Incorporated by reference to Exhibit 2 to Pre-Effective Amendment No. 1 on Form S-2, File No. 33-58677, filed on July 11, 1995.)

         4. Instruments Defining the Rights of Security Holders. (Incorporated herein by reference to Exhibit 4. to Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 filed April 17, 1996.)

         5.     Opinion Re:  Legality, Including Consent.

        10.     Material Contracts.

                a. Master Agreement, dated as of September 1, 1994, between the Company and Metropolitan Life Insurance Company ("MetLife"), incorporated by reference to Exhibit 10.03 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on November 14, 1994.

                b. Group Life Insurance and Related Businesses Acquisition Agreement, dated as of September 1, 1994, among MetLife, the Company, The Travelers Indemnity Company of Rhode Island and The Travelers Insurance Company of Illinois, incorporated by reference to Exhibit 10.04 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No.
                      33-33691, filed on November 14, 1994.

      23(a). Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants.

      23(b).    Consent of Counsel (see Exhibit 5).

      24(a). Powers of Attorney authorizing Jay S. Fishman or Ernest J. Wright as signatory for Michael A. Carpenter, Robert I. Lipp, Charles O. Prince, III, Marc P. Weill, Irwin R. Ettinger and Donald T. DeCarlo. (Incorporated herein by reference to Exhibit 24(a) to Post-Effective Amendment No. 7 to the Registration Statement on Form S-2, filed April 17, 1996.)

      24(b). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Jay S. Fishman and Ian R. Stuart. (Incorporated herein by reference to Exhibit 24(b) to Post-Effective Amendment No. 7 to the Registration Statement on Form S-2, filed April 17, 1996.)

      24(c). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Michael A. Carpenter, Jay S. Benet, George C. Kokulis, Ian R. Stuart and Katherine M. Sullivan.

        27.     Financial Data Schedule.

Item 17. Undertakings
         ------------

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

(a)      Rule 415 offerings:

         1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

                a. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                b. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                c. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(h)      Requests for Acceleration of Effective Date:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
         Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on April 11, 1997.

                         THE TRAVELERS INSURANCE COMPANY
                                  (Registrant)


                             By: *Ian R. Stuart
                                -----------------------------
                                 Ian R. Stuart
                                 Senior Vice President, Chief Financial Officer Chief Accounting Officer and Controller


Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities indicated on April 11, 1997.


*MICHAEL A. CARPENTER                Director, Chairman of the Board, President
--------------------------------     and Chief Executive Officer
 (Michael A. Carpenter)

*ROBERT I. LIPP                      Director
--------------------------------
 (Robert I. Lipp)

*JAY S. BENET                        Director
--------------------------------
 (Jay S. Benet)

*GEORGE C. KOKULIS                   Director
--------------------------------
 (George C. Kokulis)

*KATHERINE M. SULLIVAN               Director, Senior Vice President
--------------------------------     and General Counsel
 (Katherine M. Sullivan)

*IAN R. STUART                       Director, Senior Vice President, Officer,
--------------------------------     Chief Financial Chief Accounting Officer
 (Ian R. Stuart)                     and Controller


*MARC P. WEILL                       Director
--------------------------------
 (Marc P. Weill)




*By:  Ernest J. Wright, Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit
   No.          Description                                                           Method of Filing
-------         -----------                                                           ----------------

  1 Underwriting Agreement. (Incorporated herein by reference to Exhibit 1. to Post-Effective Amendment
                No. 7 to the Registration Statement on Form N-4 filed
                April 17, 1996.)

  2. Agreement and Plan of Merger dated June 25, 1995, by and among United HealthCare Corporation, Montana Acquisition, Inc., The MetraHealth
                Companies, Inc. and Certain Other Persons.
                (Incorporated by reference to Exhibit 2 to Pre-Effective Amendment No. 1 on Form S-2,
                File No. 33-58677, filed on July 11, 1995.)

  4             Instruments Defining the Rights of Security Holders
                (Incorporated herein by reference to Exhibit 4. to Post-
                Effective Amendment No. 7 to the Registration Statement on Form N-4 filed April 17, 1996.)

  5             Opinion Re:  Legality, Including Consent.                              Electronically

 10             Material Contracts.

                a. Master Agreement, dated as of September 1, 1994, between the Company and Metropolitan Life
                      Insurance Company ("MetLife"), incorporated by reference to Exhibit 10.03 to The Travelers Insurance
                      Company's Form 10-Q for the quarter ended
                      September 30, 1994, File No. 33-33691, filed on
                      November 14, 1994.

                b.    Group Life Insurance and Related Businesses
                      Acquisition Agreement, dated as of September 1,
                      1994, among MetLife, the Company, The
                      Travelers Indemnity Company of Rhode Island and The Travelers Insurance Company of Illinois,
                      (Incorporated by reference to Exhibit 10.04 to The Travelers Insurance Company's Form 10-Q for the quarter ended September 30, 1994, File No. 33-33691, filed on November 14, 1994.

23(a)    Consent of KPMG Peat Marwick, LLP, Independent                                Electronically
         Certified Public Accountants.

23(b)    Consent of Counsel (see Exhibit 5).                                           Electronically

Exhibit
   No.          Description                                                           Method of Filing
-------         -----------                                                           ----------------
24(a).   Powers of Attorney authorizing Jay S. Fishman or
         Ernest J. Wright as signatory for Robert I. Lipp,
         Michael A. Carpenter, Charles O. Prince, III,
         Marc P. Weill, Irwin R. Ettinger and Donald T. DeCarlo.
         Incorporated herein by reference to Exhibit 24(a) to Post-
         Effective Amendment No. 7 to the Registration Statement
         on Form N-4 filed April 17, 1996.)

24(b)    Power of Attorney authorizing Ernest J. Wright or
         Kathleen A. McGah as signatory for Michael A. Carpenter,
         Jay S. Fishman and Ian R. Stuart (Incorporated herein by reference to Exhibit 24(b) to Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 filed April 17, 1996.)

24(c).   Powers of Attorney authorizing Ernest J. Wright or Kathleen A.                Electronically
         McGah as signatory for Michael A. Carpenter, Jay S. Benet,
         George C. Kokulis, Ian R. Stuart and Katherine M. Sullivan.

27.      Financial Data Schedule.                                                      Electronically